NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.
ANNOUNCES PASSING OF BOARD MEMBER

Houston, Texas, April 17, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) sadly announced today the that Kenneth H. Miller, a member of the Company's Board of Directors since 1996, has passed away.

DXP's Chairman of the Board and CEO, David Little said, "We are deeply saddened to announce the passing of Kenneth Miller on April 14, 2012.  On behalf of the Board of Directors and employees of DXP, we extend our deepest condolences to his family, friends and colleagues. Ken was an accomplished businessman and as a board member, brought valuable experience to DXP.  He was always prepared on the issues and cared deeply about DXP.  His commitment to DXP will be greatly missed.”

Ken was born in 1939 in St. Louis. He attended a Jesuit high school and even explored becoming a Jesuit priest. Ken  ultimately earned an accounting degree from the University of Houston, where he was a member of Sigma Chi fraternity. Before retiring as a CPA and expert witness, he explored many careers, including owning a car dealership and serving as an FBI agent. He even named his beloved dog after J. Edgar (Hoover). Ken is remembered for his professionalism, integrity, and loyalty - even showing up for a deposition the day after his house burned down.  A lifelong car enthusiast, he never met a Porsche he didn’t like. Friends admired his meticulous restoration of countless cars and motorcycles and knew no one was better at using tie wraps and duct tape. For Ken, the best part of car racing was the preparation.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and services distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, safety and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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